Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Equity Incentive Plan, as Amended of Copper Mountain Networks, Inc. for the registration of 2,681,500 shares of its common stock of our report dated February 1, 2002, with respect to the financial statements and schedule of Copper Mountain Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California
June 14, 2001